FORM OF AMENDMENT THIRTEEN

TO

FUND ACCOUNTING AGREEMENT

This Amendment Thirteen (the “Amendment”) to that certain Fund Accounting Agreement, dated December 31, 2014, by and between Hartford Funds Management Company, LLC (the “Fund Accountant”) and the Registrants listed on Schedule A with respect to each series thereof (each a “Fund”) (the “Agreement”) is effective as of May 1, 2021 (the “Effective Date”).

WHEREAS, the parties hereto desire to amend and restate Schedule A to include all current series of the Registrants listed on Schedule A; and

WHEREAS, the parties hereto desire to amend Schedule B to implement certain changes to the Fund Accounting Fee;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties to the Agreement agree as follows:

1.	Schedule A is deleted in its entirety and is replaced by Schedule A attached to this Amendment.

2.	The changes to the Fund Accounting Agreement reflected in this Amendment shall become effective as of the respective Effective Date reflected in this Amendment.

3.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

1

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date written above.

THE HARTFORD MUTUAL FUNDS, INC.		HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:		By:
	David A. Naab		Gregory A. Frost
	Treasurer and Vice President		Chief Financial Officer

THE HARTFORD MUTUAL FUNDS II, INC.

By:
David A. Naab
Treasurer and Vice President

HARTFORD SERIES FUND, INC.

By:
David A. Naab
Treasurer and Vice President

HARTFORD HLS SERIES FUND II, INC.

By:
David A. Naab
Treasurer and Vice President

HARTFORD SCHRODERS OPPORTUNISTIC INCOME FUND

By:
David A. Naab
Treasurer and Vice President

Schedule A

to the Fund Accounting Agreement

List of Funds

The Fund Accounting Agreement applies to the following “Registrants” on behalf of each of their current series (if any), each of which is referred to as a “Fund” and collectively are referred to as the “Funds,” as the context requires. This Schedule A is effective as of May 1, 2021.

THE HARTFORD MUTUAL FUNDS, INC.

THE HARTFORD MUTUAL FUNDS II, INC.

HARTFORD SERIES FUND, INC.

HARTFORD HLS SERIES FUND II, INC.

HARTFORD SCHRODERS OPPORTUNISTIC INCOME FUND

Amended and Restated Schedule B

to Fund Accounting Agreement

FEE SCHEDULE

This Schedule B, as may be amended from time to time, is incorporated into that certain Fund Accounting Agreement, dated December 31, 2014, by and between Hartford Funds Management Company, LLC (“HFMC”) and the Registrants (as defined in the Agreement) (the “Fund Accounting Agreement”). Capitalized terms used but not defined on this Schedule B have the meanings given to such terms in the Agreement.

1.	Allocated Vendor Costs.

a.

Reference is made to that certain Fund Accounting Agreement, dated December 31, 2014, by and between HFMC and State Street Bank and Trust Company (“State Street”) (the “Sub-Accounting Agreement”), and that certain Sub-Administration Agreement, dated December 31, 2014, by and between HFMC, Lattice Strategies LLC (“Lattice”) and State Street (the “Sub-Administration Agreement”).

b.

Reference is made to that certain Confidential Fee Schedule, dated January 31, 2020, with an effective date of January 1, 2020, by and between State Street, HFMC, and Lattice for services under the Sub-Accounting Agreement and Sub-Administration Agreement referenced above, and which is incorporated herein as if fully set forth on this Schedule B (the “State Street Fee Schedule”).

c.

Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term State Street Fee Schedule shall exclude any fees that relate to services provided by State Street under: (i) the Custodian Agreement, dated December 31, 2014, by and between State Street and the Funds; (ii) the Custodian Agreement, dated March 1, 2015, by and between State Street and the Exempted Companies Incorporated in the Cayman Islands with Limited Liability listed on Appendix A thereto (the “Cayman Funds”); (iii) the Accounting and Sub-Administration Agreement, dated March 1, 2015, by and between State Street and HFMC for services provided to the Cayman Funds; and (iv) the Master Transfer Agency and Service Agreement, dated February 13, 2018, by and between State Street and the registrants and their separate series listed on Schedule A thereto (the “ETFs). For the avoidance of doubt, the term “Funds” for purposes of this Schedule B does not include the ETFs.

d.

Other than “Excluded Fees” (as defined below), the fees payable by HFMC to State Street for services provided by State Street in connection with Sub-Accounting Agreement or the Sub-Administration Agreement, as set forth on the State Street Fee Schedule are referred to as “Allocated Vendor Costs.” Allocated Vendor Costs shall not include: (i) fees payable by HFMC to State Street under Section II (ETF Servicing) or fees payable under Appendix 3 (In-Kind Creation and Redemption Fees) of the State Street Fee Schedule (“ETF Service Fees”); (ii) fees payable to State Street in connection with a Fund merger, consolidation, or other reorganization; (iii) fees payable to State Street in connection with Special

Shareholder Meeting Services (as defined under the State Street Fee Schedule); and (iv) any other fees payable to State Street that are listed on Appendix 2 or Appendix 4 to the State Street Fee Schedule and which are separately invoiced by State Street and such invoice identifies the Fund to which such fees relate (collectively, the “Excluded Fees”). For the avoidance of doubt, any overdraft fees payable to State Street shall be considered Excluded Fees.

2.	Direct Vendor Costs: Excluded Fees other than ETF Service Fees are referred to as “Direct Vendor Costs.”

3.

Allocated Expenses. Reference is made to the Fund Accountant Expense Allocation Methodology (the “Methodology”) as prepared and presented by HFMC to the Board and reviewed by Thomas H. Mack & Co., Inc., or any successor to such consultant as may be appointed or engaged by the members of the Board who are not “Interested Persons” of the Funds, as that term is defined under the 1940 Act (the “Consultant”). Expenses allocated to HFMC by its parent company, Hartford Funds Management Group, Inc., pursuant to the Methodology, are referred to as the “Allocated Expenses.” For the avoidance of doubt, Allocated Expenses include only those expenses the allocation of which is consistent with the Methodology most recently presented to and reviewed by (i) the Board or (ii) at the direction of the Board, the Consultant.

4.

Tax Preparation Service Fee. Reference is made to that certain engagement letter between HFMC and KPMG LLP (“KPMG”), dated April 29, 2021, pursuant to which HFMC engaged KPMG to provide certain tax compliance, tax provision, and tax consulting services for the benefit of the Funds (the “Tax Services Agreement”).    The fee payable by HFMC to KPMG under the terms and conditions of the Tax Services Agreement is referred to as the “Tax Service Fee.”

5.

Fund Accounting Fee Payable by the Funds. Subject to the Minimum Fund Accounting Fee and Maximum Fund Accounting Fee, as defined below, the fee payable by each Fund to HFMC shall be equal to the sum of: (i) a ratable portion of the Allocated Vendor Costs; (ii) the amount of Direct Vendor Costs applicable to the Fund, if any; (iii) a ratable portion of the Allocated Expenses; (iv) the amount of the Tax Service Fee payable by HFMC with respect to the Fund; and (v) a margin equal to 9% of the sum of amounts referenced in subsections (i) through (iv) of this Section 5 (the “Fund Accounting Fee”). The Fund Accounting Fee shall be payable by the Funds to HFMC monthly.

For purposes of determining the ratable portion of the Allocated Vendor Costs and ratable portion of the Allocated Expenses payable by a Fund, the Fund’s ratable portion shall equal the Fund’s average net assets relative to the aggregate amount of net assets among all Funds and ETFs, each as measured during the current fiscal year-to-date period. For the avoidance of doubt, HFMC shall notionally allocate a ratable portion to of Allocated Vendor Costs and a ratable portion of Allocated Expenses to each ETF; however, HFMC shall be solely responsible for such costs under the terms and conditions of the Fund Accounting Agreement between HFMC and the ETFs.

6.

Minimum Fund Accounting Fee and Maximum Fund Accounting Fee. Notwithstanding the foregoing, the Fund Accounting Fee payable by each Fund shall be: (i) not less than $40,000 per year (the “Minimum Fund Accounting Fee”); and (ii) not more than 0.02%

(2 basis points) of the Fund’s average net assets (the “Maximum Fund Accounting Fee”). To the extent that a Fund’s Fund Accounting Fee exceeds the Maximum Fund Accounting Fee, HFMC shall waive and/or reimburse that portion of the Fund Accounting Fee that exceeds the Maximum Fund Account Fee.

For the avoidance of doubt, HFMC shall notionally allocate to each ETF the Minimum Fund Accounting Fee or Maximum Fund Accounting Fee, as the case may be; however, HFMC shall be solely responsible for such costs under the terms and conditions of the Fund Accounting Agreement between HFMC and the ETFs.

7.	Invoice. In accordance with the terms of this Agreement, HFMC shall prepare and deliver to the Funds an invoice each month detailing the calculations of the Fund Accounting Fee.